Exhibit 10.1

CONVERTIBLE SECURED NOTE PURCHASE AGREEMENT

This Convertible Secured Note Purchase Agreement (this “Agreement”) is made and entered into as of June 24, 2025 (the “Agreement Date”) by and between Charles & Colvard Ltd., a North Carolina corporation with an address at 170 Southport Drive, Morrisville, NC 27560 (the “Company”), and Ethara Capital LLC, a Delaware limited liability company with an address at 50 West 47th Street, Suite 1711, New York, NY 10036 (“Purchaser”).

WHEREAS, the Purchaser is willing to loan to the Company an aggregate of $2,000,000, subject to the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants, and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser, intending to be legally bound, hereby agree as follows:

Section 1. Purchase and Sale of the Convertible Note.

Section 1.01         Issuance of Note. Subject to the terms and conditions of this Agreement, (a) the Purchaser agrees to purchase and the Company agrees to sell and issue to the Purchaser a Secured Convertible Note in the form attached hereto as Exhibit A (the “Note”), for an aggregate total purchase price of Two Million United States Dollars ($2,000,000.00) (the “Purchase Price”) disbursed as provided in Section 1.02 hereof, and (b) the Company’s performance of its obligations under this Agreement and the Note shall be secured by a second priority security interest in Company’s collateral as provided in the Security Agreement (defined below).

Section 1.02         Closing; Delivery; Advance. The transactions hereunder shall take place remotely via the exchange of documents and signature pages as follows: (a) an initial closing in the amount of Five Hundred Thousand Dollars ($500,000.00) on or before July 8, 2025 (the “First Closing”), and (b) a subsequent and final closing of One Million Five Hundred Thousand Dollars ($1,500,000.00) on such date as the Company and the Purchaser shall thereafter agree, but no later than July 23, 2025 (the “Second Closing”, and each of the First Closing and Second Closing, a “Closing”); provided, however, that all the conditions to closing set forth in Sections 4 and 5 hereof are satisfied or waived as of such First Closing and Second Closing (each such date, a “Closing Date”). On the Closing Date of the First Closing, the Company shall execute and deliver to the Purchaser a Note and Security Agreement, in a principal amount of the First Closing set forth above, and on the Closing Date of the Second Closing, the Note and the Security Agreement shall reflect the addition of the principal amount of the Second Closing set forth above, in each case with any transfer or similar tax payable in connection therewith duly paid by the Company, in exchange for Purchaser delivering an amount equal to the Purchase Price for such applicable Closing by wire transfer to a bank account designated in writing by the Company on or before the Closing Date of such Closing.

Section 1.03         Defined Terms Used in this Agreement. In addition to any additional term defined above or below this Section, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below. Terms used but not defined in this Agreement shall have the meaning ascribed to them in the Note.

(a)           “Affiliate” means with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such specified Person or the spouse, parent or lineal descendent of such other Person.

(b)           “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

(c)           “Board” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

(d)           “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(e)           “Change of Control” means the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, (ii) the first day on which a majority of the directors of the Board is composed of directors who are not Continuing Directors or (iii) any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than Holder, directly or indirectly, obtains Beneficial Ownership of more than 50% of the Voting Stock.

(f)           “Continuing Directors” means, as of any date of determination, any member of the Board who (i) was a member of the Board on the date of this Agreement or (2) was nominated for election, elected or appointed to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Equity Interests” shall mean any shares in the capital of the Company or any other securities evidencing an ownership interest in the Company or any securities convertible into or exchangeable for any of the foregoing, including warrants and options but excluding debt securities.

(i)           “ERISA” means the Employee Retirement Income Security Act of 1974.

(j)           “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Company shall continue to be considered an ERISA Affiliate of the Company within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company and with respect to liabilities arising after such period for which Company could be liable under the Code or ERISA.

(k)           “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Company or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Company or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against the Company or any of its ERISA Affiliates in connection with any Pension Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) with respect to any Pension Plan, the imposition of a Lien on the Company or any of its ERISA Affiliates pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.

(l)           “Exchange Act” mean the Securities Exchange Act of 1934, as amended.

(m)         “GAAP” means U.S. generally accepted accounting principles.

(n)           “Governmental Authority” means the government of the United States, any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

(o)           “Holder” means a Person in whose name the Note is registered.

(p)           “Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with applicable accounting rules, recorded as capital leases (other than capital leases entered into in the ordinary course of business or in accordance with customary industry practice), (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of hedge agreements or repurchase agreements, but excluding any such obligations entered into in the ordinary course of business and not for speculative purposes (including, without limitation, any covered call transaction or similar trading strategy or transaction), (h) all Indebtedness of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, "Guaranteed Debt") guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, and (i) all Indebtedness referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

(q)           “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

(r)           “Knowledge” with respect to a party, the actual knowledge of such party, or what such party should have known after due inquiry.

(s)           “Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, code, ruling, or order of, including the administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or any agreement with, any Governmental Authority.

(t)           “Lien” means any lien, mortgage, pledge, charge or other security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

(u)           “Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA that is contributed to or required to be contributed to by the Company or any of its ERISA Affiliates.

(v)           “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

(w)           “Pension Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is sponsored, maintained or contributed to, or required to be contributed to, by the Company or any of its ERISA Affiliates (other than a Multiemployer Plan) and is subject to Section 412 of the Code or Section 302 of ERISA.

(x)           “Permitted Indebtedness” means:

(i)             Indebtedness represented by the Note;

(ii)            Indebtedness of the Company pursuant to that certain Confidential Settlement Agreement between the Company and Wolfspeed, Inc., dated as of February 10, 2025 in the principal amount of $2,437,095.89, plus the aggregate amount of any fees, premium and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection therewith; provided, however, that in no event shall any refinancing thereof or any additional Indebtedness incurred with such lender or its affiliates be considered Permitted Indebtedness;

(iii)           Indebtedness incurred in respect of worker’s compensation claims or claims arising under similar legislation, self-insurance or similar obligations, performance, surety and similar bonds and performance and completion guarantees provided by the Company and its subsidiaries in the ordinary course of business, or consistent with past practice or industry norms; and

(iv)           (i) advance payments received from customers for goods and services purchased and credit periods in the ordinary course of business, and (ii) trade or other similar Indebtedness incurred in the ordinary course of business.

(y)           “Permitted Investment” means:

(i)             an Investment in cash;

(ii)            advances to suppliers arising from the sale of goods and services in the ordinary course of business but that do not exceed $10,000 in the aggregate;

(iii)           Investments (including debt obligations) received (i) in connection with the bankruptcy, workout, recapitalization, or reorganization of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor, suppliers and or customer), (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by the Company or any of its subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolutions of (A) litigation, arbitration or other disputes or (B) obligations of trade creditors, customers or suppliers that were incurred in the ordinary course of business or consistent with industry practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, customer or supplier;

(iv)          payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(v)           trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided that such receivables and prepaid expenses would be recorded as assets in accordance with GAAP;

(vi)          Investments consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business; and

(vii)          any Investments consisting of (a) purchases and acquisitions of (x) inventory, supplies, material or equipment or other similar assets or (y) assets or services in the ordinary course of business or consistent with past practice, or (b) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons.

(z)           “Permitted Transferee” means, with respect to any Holder, any controlled Affiliate of such Holder (including any Affiliate pursuant to a reorganization, recapitalization or other restructuring of such Person).

(aa)         “Person” shall mean an individual or legal entity, including but not limited to a corporation, a limited liability company, a partnership, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof.

(bb)         “Restricted Payment” means (i) the payment of any dividend on, or making of any other payment or distribution on account of, the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests of the Company); (ii) the purchase, redemption or acquisition or retirement for value of any Equity Interests of the Company (other than any such Equity Interests owned by a subsidiary of the Company); (iii) the making of any principal payment on or with respect to, or the purchase, redemption or other acquisition or retirement for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness (other than intercompany Indebtedness between or among the Company and its subsidiaries) that is expressly subordinated in right of payment to the Note, or (iv) the making of any payment of any kind, including but not limited to vendors, customers, or otherwise, that individually or in the aggregate is greater than $10,000.

(cc)         “SEC” means the U.S. Securities and Exchange Commission.

(dd)         “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

(ee)         “Security Agreement” shall mean that certain Security Agreement by and between Company and Purchaser, in the form attached hereto as Exhibit B.

(ff)         “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(gg)         “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including, without limitation, backup withholding and value-added tax), assessments, fees or other charges imposed by any Governmental Authority, irrespective of the manner in which they are collected or assessed, including any interest, additions to tax or penalties applicable thereto.

(hh)         “Third Party” means with respect to the Purchaser, a Person other than the Purchaser or any Affiliate of the Purchaser.

(ii)           “Transaction” means, collectively, the execution, delivery and performance by the Company of this Agreement, the Security Agreement, and the issuance of the Note on any Closing Date.

(jj)         “Transfer” means to directly or indirectly sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise) securities owned by a Person.

(kk)         “Voting Stock” means securities of any class or kind having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

Section 1.04         Interpretation. In this Agreement, unless otherwise indicated or the context requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Sections and Exhibits and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Section or Exhibit hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Exhibit or Section shall be construed as a reference to that specified Exhibit or Section of this Agreement; this Agreement, the Security Agreement, and the Note shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement, the Security Agreement, or the Note; and any reference to this Agreement, the Security Agreement, or the Note means such document as the same shall be amended, supplemented or modified and from time to time in effect to the extent permitted thereunder.

SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants as of the Agreement Date and each Closing Date to the Purchaser that the following representations are true and complete:

ARTICLE II

Section 2.01         Existence and Power. Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, operate and lease its properties, rights and assets and to carry on its business as it is being conducted on the date of this Agreement, and, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company (a “Material Adverse Effect”), has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, rights and assets or conducts any business so as to require such qualification. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each subsidiary has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.

Section 2.02         Authorization. The execution, delivery and performance of this Agreement, the Note, and the Security Agreement (collectively, the “Transaction Agreements”) and the consummation of the Transaction, have been duly authorized by the Board and all other necessary corporate action on the part of the Company. Assuming this Agreement constitutes the valid and binding obligation of the Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

Section 2.03         General Solicitation; No Integration. Other than with respect to the Purchaser and its Affiliates, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) of investors with respect to offers or sales of the Note. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Note sold pursuant to this Agreement.

Section 2.04         Valid Issuance. The Note has been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Note will be a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions. The Company has available for issuance the maximum number of shares of the Company’s common stock, no par value (the “Common Stock”), initially issuable upon conversion of the Note if such conversion were to occur immediately following each Closing. The Company has a total of 3,118,273 shares of Common Stock issued and outstanding. The Common Stock to be issued upon conversion of the Note in accordance with the terms of the Note has been duly authorized, and when issued upon conversion of the Note, all such Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.

Section 2.05         Non-Contravention/No Consents. The execution, delivery and performance of the Transaction Agreements, the issuance of the shares of Common Stock upon conversion of the Note in accordance with its terms and the consummation by the Company of the Transaction, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the organizational documents of the Company, (ii) any credit agreement, mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Company or any of its subsidiaries, or (iii) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries. Assuming the accuracy of the representations of the Purchaser set forth herein, and except as contemplated by Section 6.04, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transaction, other than as contemplated herein.

Section 2.06         Financial Statements. As of their respective dates, all reports (the “SEC Reports”) required to be filed by the Company with the SEC complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows as at the respective dates thereof and for the respective periods indicated, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

Section 2.07         Absence of Certain Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the Agreement Date, (i) the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business in light of the circumstances, and (ii) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

Section 2.08         No Undisclosed Liabilities for Borrowed Money. As of the Agreement Date, there are no liabilities of the Company or any of its subsidiaries for borrowed money that would be required by GAAP to be reflected on the face of the balance sheet, except liabilities reflected or reserved against in the financial statements contained in the SEC Reports or as otherwise disclosed in the SEC Reports.

Section 2.09         Compliance with Applicable Law. Each of the Company and its subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any Law applicable to the Company or such subsidiary, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 2.10         Legal Proceedings and Liabilities. As of the Agreement Date, other than as disclosed in the SEC Reports or otherwise disclosed to the Purchaser in writing, neither the Company nor any of its subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its subsidiaries (i) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) that challenge the validity of or seek to prevent the Transaction. As of the Agreement Date, neither the Company nor any of its subsidiaries is subject to any order, judgment or decree of a Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, other than as disclosed in the SEC Reports to the knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Authority with respect to the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 2.11         Investment Company Act. The Company is not, and immediately after receipt of payment for the Note will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.12         Brokers and Finders. The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.

Section 2.13         Foreign Corrupt Practices Act. The Company and its subsidiaries, and, to the Company’s knowledge, their respective directors, officers, managers, employees, representatives and agents, to the extent that any of them have been acting on behalf of the Company or one of its subsidiaries, have not, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any governmental official, in each case, in violation of the Foreign Corrupt Practices Act, or any other applicable anti-bribery or anti-corruption law. The Company and its subsidiaries, and, to the Company’s knowledge, their respective directors, officers, managers, employees, representatives and agents, to the extent that any of them have been acting on behalf of the Company or one of its subsidiaries, have not made or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in material violation of any law, rule or regulation. The Company further represents that it maintains in effect policies reasonably designed to promote compliance by the Company and its subsidiaries and its and their respective directors, officers, employees and agents with the Foreign Corrupt Practices Act, and any other applicable anti-bribery or anti-corruption law. None of the Company or its subsidiaries, nor any of their respective directors, officers, managers, employees, representatives or agents, to the extent that any of them have been acting on behalf of the Company or one of its subsidiaries, is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the Foreign Corrupt Practices Act, or any other applicable anti-bribery or anti-corruption law.

Section 2.14         Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Bank Secrecy Act, as amended by Title III of the USA Patriot Act of 2001, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

Section 2.15         Compliance with Office of Foreign Assets Control.

(a)           None of the Company nor, to the Company’s knowledge, the Company’s directors, officers or employees is an OFAC Sanctioned Person (as defined below). The Company and the Company’s directors, officers or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to the Company and all other applicable anti-money laundering laws and regulations. To the Company’s knowledge, none of (i) the purchase and sale of the Note, (ii) the use of the purchase price for the Note, (iii) the execution, delivery and performance of this Agreement or (iv) the consummation of any transaction contemplated hereby, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone, including, without limitation, the Purchaser, of any of the OFAC Sanctions (as defined below) or of any anti-money laundering laws of the United States or any other applicable jurisdiction.

(b)           For the purposes of Section 2.15(a):

(i)             “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Treasury Secretary”) by the President of the United States or provided to the Treasury Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Treasury Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(ii)            “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”).

(iii)           “U.S. Person” means any U.S. citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

Section 2.16         Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company is in compliance in all material respects with the listing and maintenance requirements for continued trading of the Common Stock on the OTC Experts Market. To the extent required, the Common Stock issuable upon conversion of the Note will, prior to such conversion, be approved for listing with the OTC Experts Market in accordance with its listing standards.

Section 2.17         No Disqualification Events. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1) under the Securities Act.

Section 2.18         Payment of Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have filed all federal, state and other tax returns and reports required to be filed (taking into account any extensions), and have paid all Taxes, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any subsidiary that would, if made, have a Material Adverse Effect.

Section 2.19         FIRPTA. The Company is not a “United States real property holding corporation” as defined in Section 897 of the Code.

Section 2.20        Eligible Contract Participant. Company is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act (as amended from time to time).

Section 2.21         Solvency. As of the Agreement Date, Company has disclosed to the Purchaser the relevant circumstances with respect to whether or not it is Solvent, and the issuance and sale of the Note will not materially change those circumstances.

Section 2.22         ERISA Matters. No ERISA Event has occurred on or prior to the Agreement Date that, whether alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the Agreement Date that:

ARTICLE III

Section 3.01         Authorization. The Purchaser has full power and authority to enter into this Agreement and the Note. All action on the part of the Purchaser necessary for the authorization, execution and delivery of this Agreement and the Note, the performance of all obligations of the Purchaser hereunder and thereunder has been taken or will be taken prior to each Closing and this Agreement and the Note, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

Section 3.02         Consents and Approvals. Except as contemplated by Section 6.04, no consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Authority is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions to which it is a party.

Section 3.03         Securities Act Representations. The Purchaser is an accredited investor (as defined in Rule 501 promulgated under the Securities Act) and is aware that the sale of the Note is being made in reliance on a private placement exemption from registration under the Securities Act. The Purchaser is acquiring the Note (and any shares of Common Stock issuable upon conversion of the Note) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling the Note (or any shares of Common Stock issuable upon conversion of the Note) in violation of the Securities Act.

Section 3.04         Brokers and Finders. The Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

SECTION 4. Conditions of the Purchaser’s Obligations at Closing. The obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing Date indicated, of each of the following conditions:

ARTICLE IV

Section 4.01         Representations and Warranties. On or before each Closing Date, the representations and warranties of the Company contained in Section 2 of this Agreement shall be true and correct in all material respects (except for such representations and warranties that are so qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and as of such Closing Date.

Section 4.02         Performance. On or before each Closing Date, the Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing Date.

Section 4.03         Compliance Certificate. On or before each Closing Date, an authorized officer of the Company shall deliver to the Purchaser a certificate certifying that the conditions specified in Sections 4.01 and 4.02 have been fulfilled.

Section 4.04         Qualifications. On or before each Closing Date, all authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note pursuant to this Agreement shall be obtained and effective as of each Closing Date, subject to Section 6.04.

Section 4.05         Note and Security as of First Closing. On or before the Closing Date of the First Closing, the Company shall have delivered the executed Note and the executed Security Agreement to the Purchaser.

Section 4.06         Note and Security Agreement as of Second Closing. On or before the Closing Date of the Second Closing, the Note and Security Agreement shall be deemed to reflect the increased principal amount of the Second Closing.

Section 4.07         Listing. On or before each Closing Date, the maximum number of shares of Common Stock issuable upon conversion of the Note shall be approved for listing on the OTC Experts Market in accordance with its listing standards, subject only to official notice of issuance.

Section 4.08         Employment. On or before each Closing Date, Don O’Connell, Clint J. Pete and other employees of C&C shall waive all severance rights under their existing employment agreements.

Section 4.09         Board. As of the Closing Date of the First Closing, the Board shall consist of five members, with (i) Don O’Connell continuing on the Board, (ii) two directors being designated by Purchaser, and (iii) two directors being other current or past members of the Board. Upon the Second Closing, Purchaser shall also have the right to appoint two observers to the Board.

Section 4.10         Resolutions. On or before each Closing Date, Purchaser shall have received a certificate of the secretary (or equivalent officer) of Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Board authorizing the execution, delivery, and performance of this Agreement, the Note, and the Security Agreement, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

Section 4.11         Financial Reporting. On or before each Closing Date, Purchaser shall have received audited financial statements of Company for all of its prior fiscal years (since inception) through June 30, 2024, and unaudited monthly financial statements of Company for the months subsequent to the end of the most recently completed fiscal year.

Section 4.12         Proxies. On or before each Closing Date, the following shareholders of Company shall provide to Purchaser irrevocable voting proxies coupled with an interest, in form acceptable to Purchaser: Neal Ira Goldman, Ollin B. Sykes, Ann M. Butler and Don O’Connell.

Section 4.13         Second Close. On or before the Closing Date of the Second Closing, there shall not exist an Event of Default or a Fundamental Change under the Note, it being expressly understood that Purchaser shall have no obligation to complete the Second Closing in the event that Company is in breach of this Agreement, the Note, or the Security Agreement.

SECTION 5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, on or before each Closing Date, of the following conditions, unless otherwise waived by the Company:

ARTICLE V

Section 5.01         Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 of this Agreement shall be true and correct in all material respects on and as of the Agreement Date and as of such Closing Date.

Section 5.02         Performance. The Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or prior to such Closing Date.

Section 5.03         Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note pursuant to this Agreement shall be obtained and effective as of such Closing Date, subject to Section 6.04.

SECTION 6. Particular Covenants and Events of Default.

ARTICLE VI

Section 6.01         Affirmative Covenants. Unless the Purchaser shall otherwise agree in writing:

(a)           For so long as the Note is outstanding, the Company shall promptly notify the Purchaser in writing of any default or Event of Default under this Agreement, the Note, or the Security Agreement.

(b)           From the Agreement Date until the Closing Date of the Second Closing, each of the Company and the Purchaser shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Sections 4 and 5 hereof, respectively.

(c)           Following the Closing Date of the Second Closing, the Company and the Purchaser will promptly (but in any event, within 30 days), enter into a customary registration rights agreement which will provide for the filing by the Company of a registration statement with the SEC registering the resale of the Common Stock issuable upon conversion of the Note (including shelf rights) in addition to customary piggyback registration rights.

(d)           For so long as the Note is outstanding, the Company shall, and shall cause each subsidiary to, permit representatives and independent contractors of the Purchaser to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at such reasonable times during normal business hours and upon reasonable advance notice to the Company no more than one (1) time during any calendar quarter absent the existence of an Event of Default; provided, that when an Event of Default exists, the Purchaser (or any of their respective representatives or independent contractors) may reasonably do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice to the Company.

(e)           On or before each Closing Date, the Company shall cause the Common Stock issuable upon conversion of the Note to be approved for listing on the OTC Experts Market in accordance with its listing standards, subject only to official notice of issuance.

(f)            For so long as the Note is outstanding, to the extent reasonably requested by Purchaser, the Company shall (i) provide to Purchaser, within ten (10) days of such request, a certification that the Note does not constitute a “United States real property interest,” in accordance with Treasury Regulations Section 1.897-2(h)(1) or written notice of the Company’s legal inability to do so and (ii) in connection with the provision of any certification pursuant to the preceding clause (i), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h).

Section 6.02         Negative Covenants. Unless the Purchaser has provided prior written consent, so long as the Note is outstanding:

(a)           Company shall in all material aspects operate its business only in the usual, regular and ordinary manner in light of the circumstances so as to maintain to the extent practicable the goodwill it now enjoys, and to the extent consistent with such operation, it will use all reasonable efforts to preserve its present officers and employees and to preserve relationships with customers and others having business dealings with it, including, but not limited to, paying suppliers and vendors in accordance with its usual business practices in light of the circumstances;

(b)           The Company shall not create, incur, or issue any Indebtedness other than Permitted Indebtedness;

(c)           Neither the Company nor any of its subsidiaries shall make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee involving aggregate consideration in excess of USD $10,000 at such time with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”);

(d)           Neither the Company nor any of its subsidiaries shall make any Investment other than a Permitted Investment;

(e)           The Company shall not be in breach of the terms of the Note or the Security Agreement; and

(f)           The Company shall not make any Restricted Payment.

provided that, in the event that any transaction requires the prior written consent of the Purchaser pursuant to this Section 6.02 has been approved by the Board (a “Consent Transaction”), the Purchaser shall have ten Business Days from the date on which such consent was requested by the Company in writing to either consent to such transaction or decline to provide such consent (a “Consent Failure”), with a failure by the Purchaser to provide a written response being deemed to be a Consent Failure upon expiration of such five Business Day period. Upon the occurrence of a Consent Failure, the Company may consummate the applicable Consent Transaction within 60 days of such occurrence, so long as substantially concurrently with such consummation and as a condition thereto, the Company shall repurchase the Note in full from the Holder for an amount in cash equal to the greater of (i) the product of (x) 1.50 and (y) the Original Principal Amount (as defined in the Note) and (ii) the Accreted Principal Amount (as defined in the Note), plus accrued and unpaid interest to the date of such repurchase.

Section 6.03         General Acceleration Provision upon Events of Default. The occurrence and continuation beyond the applicable cure period of any of the following events shall constitute an “Event of Default” and shall entitle the Holders to the rights and remedies set forth in the Note:

(a)           The Company fails to pay the principal of the Note when due.

(b)           The Company fails to satisfy its conversion obligations upon exercise of the Note pursuant to its terms.

(c)           The Company fails to satisfy its obligations under the Note pursuant to a Fundamental Change (as defined in the Note).

(d)           (i) The Company shall have failed to comply in any material respect with the compliance or performance of any covenant contained in this Agreement, the Security Agreement, or in the Note and such default is not remedied by the Company or waived by the Purchaser in writing.

(e)           (i) The Company or any subsidiary shall make a general assignment for the benefit of creditors; (ii) the Company or any subsidiary shall declare a moratorium on the payment of its debts; (iii) the commencement by the Company or any subsidiary of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or consent seeking reorganization, intervention or other similar relief under any applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; or (iv) the commencement against the Company or any subsidiary of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of thirty (30) consecutive days.

(f)           The Company shall fail to perform or comply with any term, covenant, condition or agreement contained in any agreement(s) or instrument(s) governing any indebtedness for borrowed money.

(g)           The representations or warranties made by the Company under Section 2 shall prove to have been false or incorrect in any material respect when made.

In the event of any Event of Default, the Company shall pay all reasonable and out-of-pocket attorneys’ fees and costs incurred by the Purchaser in enforcing its rights under the Note, the Security Agreement, and this Agreement and collecting any amounts due and payable under the Note. No right or remedy conferred upon or reserved to the Purchaser under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now and hereafter existing under applicable law.

Section 6.04         Cooperation. Within 30 days following the Closing Date of the First Closing, the Company shall use reasonable best efforts to consult with the Purchaser and cooperate in good faith to determine whether any filings or approvals pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) will be required prior to the Purchaser’s conversion of the Note. If a filing is required under the HSR Act, the Company and the Purchaser will cooperate in good faith to prepare and file notifications promptly and in any event within 30 days of such determination with respect to the applicable transaction (and the Company will not effect such conversion of the Note) until the expiration or termination of any applicable waiting period; it being agreed, for the avoidance of doubt, that no such delay (assuming the Company has complied with its obligations under this Section 6.04) will constitute a breach of any obligation of the Company or the Purchaser under the Note. If such regulatory approval is not received, the Company will provide the Purchaser with a mutually agreeable alternative equivalent to the economic value of the conversion rights under the Note.

Section 6.05         Transfers.

(a)           The Purchaser shall not, without the Company’s prior written consent, directly or indirectly, Transfer the Note, other than Permitted Transfers. “Permitted Transfers” shall mean any (i) transfer to a Permitted Transferee, (ii) transfer to the Company or any of its subsidiaries or (iii) tender of any Common Stock into a Third Party Tender/Exchange Offer (and any related conversion of the Note to the extent required to effect such tender or exchange) and any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company. “Third Party Tender/Exchange Offer” shall mean any tender or exchange offer made to all of the holders of Common Stock by a Third Party that, if consummated, would result in a Change of Control solely to the extent that the Board has recommended such tender or exchange offer in a Schedule 14D-9 under the Exchange Act.

(b)           Notwithstanding anything to the contrary in Section 6.05(a) above, the Purchaser may, without the Company’s prior written consent, make a bona fide pledge of the Note in connection with a bona fide loan or other extension of credit, and any foreclosure by any pledgee under such loan or extension of credit on any such pledged Note (or any sale thereof) shall not be considered a violation or breach of Section 6.05(a), and the transfer of the Note or the underlying Common Stock by a pledgee who has foreclosed on such loan or extension of credit shall not be considered a violation or breach of Section 6.05(a), provided that, any such pledged Note shall be automatically converted to Common Stock pursuant to its terms upon a foreclosure of such loan or extension of credit. The Company shall each use reasonable efforts and cooperate in good faith to facilitate such Transfer and execute any documents reasonably requested by the Purchaser in connection with such loan or extension of credit, including, for the avoidance of doubt, an issuer agreement in customary form in connection with such transaction (which agreement may include, without limitation, agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers and/or conversions upon foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure, acknowledgements regarding corporate policy, if applicable, and certain acknowledgements regarding securities law status of the pledge arrangements).

SECTION 7. Miscellaneous.

ARTICLE VII

Section 7.01         Treatment of Investment for Tax Purposes.

(a)           The Purchaser and the Company acknowledge and agree that, for U.S. federal income tax purposes, it is intended that (i) this Note be treated as a convertible debt instrument that is not subject to the application of the contingent payment debt instrument rules of Treasury Regulation Section 1.1275-4 or Section 163(l) of the Code; (ii) (x) payments and accruals of Interest on the Note be treated as interest that does not have the result of dividends or deemed dividends for such purposes and (y) the conversion of the Note into Common Stock be a tax-free transaction (and neither party shall take any action that would be reasonably expected to change such intended treatment under clauses (ii)(x) and (ii)(y)); and (iii) any payment or accrual of Interest or payment or delivery of any amount received upon the sale, exchange, conversion or other disposition of the Note not constitute “contingent interest” (that cannot qualify as “portfolio interest”) described under Section 871(h)(4) or 881(c)(4) of the Code. The Company and the Purchaser each agree to file all applicable tax returns in accordance with the foregoing intended tax treatment (including on any IRS Form 1099 or any other information return) and shall take no position or action inconsistent therewith, except as required by a change in law (or interpretation thereof) after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of any state, local or foreign law).

(b)           The Company and the Purchaser shall provide any such information in their possession that is reasonably requested by the other party to comply with any tax reporting, audit or other tax-related proceeding or other tax-related obligation related to the Note that can be provided in accordance with applicable law. The Company acknowledges its potential obligations to file and/or publicly post (as applicable) an Internal Revenue Service Form 8937 (or similar tax form) if an adjustment (or lack thereof) to the terms of the Note results in a distribution under Section 305(c) of the Code, and agrees to notify the Purchaser on a timely basis in the event of such an adjustment (or lack thereof) and, in the case of any required IRS Form 8937 filing, consider in good faith reasonable comments of the Purchaser in preparing such IRS Form 8937.

Section 7.02         Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement until the conversion of the Note or its repayment pursuant to their terms and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

Section 7.03         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, including transferees of the Note. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 7.04         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. A counterpart executed by the Company and the Purchaser shall constitute an enforceable instrument between such parties. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The parties hereto hereby consent to receipt of this Agreement in electronic form and understand and agree that this Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail, or otherwise by electronic transmission evidencing an intent to sign this Agreement (including any electronic signature complying with the U.S. federal ESIGN Act of 2000), such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the parties signatory hereto with the same force and effect as if such signature were an original. Execution and delivery of this Agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

Section 7.05         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 7.06         Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by electronic mail or overnight courier or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice.

Section 7.07         Expenses. All costs and expenses incurred in connection with the negotiation, execution, and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

Section 7.08         Amendments and Waivers. Any term of this Agreement may be amended or waived subsequent to the execution hereof only upon the mutual written consent of (i) the Company and (ii) the Purchaser. Any amendment or waiver effected in accordance with this Section 7.08 shall be binding upon the Purchaser and each Holder and transferee of the Note and the Company.

Section 7.09         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 7.10         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 7.11         Entire Agreement. This Agreement, the Security Agreement, and the Note constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

Section 7.12         Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to seeking an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement.

Section 7.13         No Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the Purchaser or any Affiliate of the Purchaser that holds the Note or one or more shares of Common Stock issued pursuant to a conversion of the Note (a “Covered Affiliate”), and then only with respect to the specific obligations set forth herein with respect to the Purchaser or Covered Affiliate, as applicable, and no past, present or future incorporator, manager, partner, direct or indirect investor, Affiliate (to the extent not a Covered Affiliate) or other Representative of the Purchaser or a Covered Affiliate or of any Affiliate (to the extent not a Covered Affiliate) of the Purchaser or a Covered Affiliate, or any of their successors or permitted assigns (collectively, “Nonparty Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby. Without limiting the foregoing, to the maximum extent permitted by Law, (i) with respect to disputes under or arising out of this Agreement, each party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of the Purchaser or Covered Affiliate, as applicable, or otherwise impose liability of the Purchaser or Covered Affiliate, as applicable, on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) each party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement. Each of the Nonparty Affiliates is an intended third party beneficiary of this Section 7.13.

Section 7.14         Governing Law; Waiver of Jury Trial; Dispute Resolution.

(a)           THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT, THE SECURITY AGREEMENT, AND THE NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SECURITY AGREEMENT, THE NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York.

(c)           Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Security Agreement, or the Note in any court referred to in the preceding paragraph. Each party hereto irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)           Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.06. Nothing in this Agreement or the Note will affect the right of any party hereto to serve process in any other manner permitted by Law.

Section 7.15         No Publicity. Without the other party’s prior written consent, each party will not, and will ensure the below persons do not, discuss the existence, terms or conditions of this Agreement or the Note with any Person other than its respective directors, employees, accountants, consultants, attorneys and tax advisors, except as required by law. In addition, the Company shall not use the Purchaser’s name, or that of any partner or employee of the Purchaser, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party, or any of its Affiliates, in any manner, context or format (including reference on or links to websites, press releases, etc.) without the prior written consent of the Purchaser, unless used (a) upon the advice of counsel to the Company that such use is required by applicable law, including pursuant to the Company’s public reporting obligations or (b) as part of a press release and/or public SEC filing by the Company announcing an agreement and/or consummation of a transaction contemplated by this Agreement; provided, that in the case of clause (a) and (b) above, the Purchaser shall have reasonable prior opportunity to review and comment on any such disclosure, which comments shall be reasonably included by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Convertible Secured Note Purchase Agreement as of the date first written above.

Charles & Colvard Ltd.

By:	/s/ Don O’Connell
Name:	Don O’Connell
Title:	CEO

By:	/s/ Neal Goldman
Name:	Neal Goldman
Title:	Chairman of the Board

ethara capital llc

By:	/s/ Ruten Bhanderi
Name:	Ruten Bhanderi
Title:	Authorized Signatory

[Signature Page to Convertible Secured Note Purchase Agreement]